CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 1, 2006, relating to the financial statements and financial highlights which appears in the October 31, 2006 Annual Report to Shareholders of Granum Series Trust (consisting of Granum Value Fund, the "Fund"), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm,” “Financial Statements” and “Financial Highlights” in such Registration Statement.

PricewaterhouseCoopers LLP
Milwaukee, WI
February 28, 2007